FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective October 1, 2018 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), T. Rowe Price Associates, Inc., a Maryland corporation (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation (the “Fund”) on behalf of the Great-West T. Rowe Price Equity Income Fund (the “Portfolio”).

WHEREAS, the Adviser, Sub-adviser and Fund are parties to the Sub-Advisory Agreement, dated December 5, 2013 (the “Agreement”); and

WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Article III.A is amended by deleting the fee table and replacing it with the following fee table:

Annual Fee Rate	Assets
0.475%	First $50 million
0.425%	Next $50 million
0.375%	Reset at $100 million
0.325%	Reset at $200 million
0.30%	Reset at $500 million
0.275%	Over $500 million
0.275%	Reset at $1 billion
0.25%	Reset at $1.5 billion

2. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Cara B. Owen	By:	/s/ Scott C. Sipple

Name:	Cara B. Owen	Name:	Scott C. Sipple

Title:	Sr. Counsel & Assistant Secretary	Title:	President & Chief Executive Officer

GREAT-WEST FUNDS, INC., on behalf of the Great-West T. Rowe Price Equity Income Fund

Attest:	/s/ Cara B. Owen	By:	/s/ Mary C. Maiers

Name:	Cara B. Owen	Name:	Mary C. Maiers

Title:	Sr. Counsel & Assistant Secretary	Title:	Chief Financial Officer & Treasurer

T. ROWE PRICE ASSOCIATES, INC.

Attest:	/s/ Andrea M. Better	By:	/s/ Terence Baptiste

Name:	Andrea M. Better	Name:	Terence Baptiste

Title:	Senior Legal Analyst	Title:	Vice President